Exhibit (a)(1)(E)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

of

Summa Industries

by

Habasit Holding USA, Inc.

a wholly-owned subsidiary of

Habasit Holding AG

at

$15.00 Net Per Share

September 8, 2006

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated September 8, 2006, and the related Letter of Transmittal (which, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) relating to the third party tender offer by Habasit Holding USA, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Habasit Holding AG, a company formed under the laws of Switzerland (“Parent”), to purchase all of the outstanding shares of common stock of Summa Industries, par value $0.001 per share (the “Shares”), at a price of $15.00 per Share (the “Offer Price”), net to the seller in cash, less any required withholding of taxes and without the payment of any interest, upon the terms and subject to the conditions set forth in the Offer.

We are the holder of record of Shares held by us for your account. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, in accordance with the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.                 The Offer Price is $15.00 per Share, net to the seller in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.

2.                 The Offer is being made for all outstanding Shares.

3.                 The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of August 31, 2006, among Purchaser, Parent and Summa Industries (the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser. The Merger Agreement further provides that Purchaser will be merged with and into Summa Industries (the “Merger”) following the completion of the Offer and promptly after satisfaction or waiver of certain conditions. Summa Industries will continue as the surviving corporation after the Merger and will be an indirect subsidiary of Parent.

4.                 Summa’s Board of Directors unanimously (i) approved, adopted and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the terms of the Offer and the Merger are fair to and in the best interests of Summa and its stockholders, and (iii) recommends that the holders of Shares accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

5.                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 6, 2006 UNLESS THE OFFER IS EXTENDED.

6.                 Tendering stockholders who are the record owners of their Shares will not be obligated to pay any commissions or fees to any broker, dealer or other person or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the transfer and sale of Shares to Purchaser or to its order pursuant to the Offer. Tendering stockholders who own shares through a broker or other nominee may be charged a fee by the broker or nominee for tendering shares on behalf of the tendering stockholder.

7.                 The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn at least a majority of the outstanding Shares (the “Minimum Condition”) as of the date the Shares are accepted for payment pursuant to the Offer, and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Offer also is subject to certain other terms and conditions.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR PRIOR TO THE EXPIRATION OF THE OFFER.

Payment for Shares accepted for payment in the Offer will in all cases be made only after timely receipt by U.S. Stock Transfer Corporation (the “Depositary”) of (a) Share certificates (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, Purchaser may, in its sole discretion, take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction.

Instructions with Respect to
the Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

Summa Industries

by

Habasit Holding USA, Inc.

a wholly-owned subsidiary of

Habasit Holding AG

at

$15.00 Net Per Share

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated September 8, 2006, and the related Letter of Transmittal, in connection with the offer by Habasit Holding USA, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Habasit Holding AG, a company organized under the laws of Switzerland, to purchase all of the outstanding shares of common stock of Summa Industries, par value $0.001 (the “Shares”), at a price of $15.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered*:
Signature(s):
Please Print Names:
Address:
Account Number:
Area Code and Telephone Number:
Taxpayer Identification Number(s) or Social Security Number(s):
Date:

*                 Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.